Exhibit 99.2

Acquisition of CedarStone Financial, Inc.

Franchise Overview – Nashville MSA(1)



Gallatin
Lebanon
Murfreesboro
THFF (3/79)
CedarStone (3)

Market Share Gain – Nashville MSA(2)

Institution	Market Rank (#)	Number of Locations (#)	In-Market Deposits ($MM)	Market Share (%)
CedarStone Financial, Inc.	36/65	3	305.3	0.3
First Financial Corp.	49/65	3	123.1	0.1
Pro Forma	**29/65**	**6**	**428.5**	**0.4**

(1) Map only depicts First Financial Corporation branches located in the Nashville MSA
(2) Deposit and market share data as of June 30, 2025
(3) Assumes 75% phase-in of cost saves; represents 3/4 year impact
(4) Assumes 100% phase-in of cost saves
(5) Core deposits defined as total deposits less time deposits of $100k or greater
Source: Company documents; S&P Capital IQ Pro

Transaction Overview

Key Transaction Assumptions

- $25.0 million deal value ($19.12 per share); 100% cash consideration
  - 108% P/TBV; 16.1x P/2025E Earnings
- Approximately 37% cost savings (75% realized in 2026 and 100% realized thereafter)
- Pre-tax merger-related charges of ~$6.1 million (1.8x fully phased-in cost savings)
- 1.00% ($2.8 million) gross credit mark; 2.87% ($8.0 million) loan interest rate mark-down
- $1.8 million HTM securities mark-down; $1.4 million time deposit mark-down
- Anticipated transaction close in Q1 2026

Pro Forma Financial Impact

-3.0%
TBV Dilution (at close)

~2.2 yrs.
TBV Earnback

6.6%
2026E EPS Accretion(3)

8.0%
2027E EPS Accretion(4)

8.7%
Pro Forma TCE Ratio

0.8%
Core Deposit Premium(5)

1